SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                                C. R. Bard, Inc.
                                ----------------
                                (Name of Issuer)

                          Common Stock, $.25 par value
                          ----------------------------
                         (Title of Class of Securities)

                                    067383109
                                    ---------
                                 (CUSIP Number)

                                December 14, 2001
                                -----------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]   Rule 13d-1(b)
                  [x]   Rule 13d-1(c)
                  [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                                                                   13G
CUSIP NO.         067383109

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ISP Investco LLC
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                255,775
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                             0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                             255,775
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                             0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       255,775
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                       [ ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.5%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                       OO
------------ ----------------------------------------------------------------------------------------------------------------------

                                                                                                                   13G
CUSIP NO.         067383109

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             International Specialty Holdings Inc.
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                              0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                             255,775
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                             0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                             255,775
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       255,775
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                       [ ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.5%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                       CO
------------ ----------------------------------------------------------------------------------------------------------------------

                                                                                                                   13G
CUSIP NO.         067383109

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             International Specialty Products Inc.
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                              0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                             255,775
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                             0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                             255,775
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       255,775
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                       [ ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.5%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                       CO
------------ ----------------------------------------------------------------------------------------------------------------------

                                                                                                                   13G
CUSIP NO.         067383109

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Samuel J. Heyman
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                             3,120,400
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                             0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                             3,120,400
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       3,120,400
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                       [  ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       6.1%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                       IN
------------ ----------------------------------------------------------------------------------------------------------------------

                                                                                                                   13G
CUSIP NO.         067383109

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Heyman Investment Associates Limited Partnership
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Connecticut
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                2,801,625
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                             0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                             2,801,625
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                             0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       2,801,625
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                       [ ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       5.5%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                       PN
------------ ----------------------------------------------------------------------------------------------------------------------

                                                                                                          13G

CUSIP NO.         067383109

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             The Annette Heyman Foundation Inc.
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Connecticut
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                28,000
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                             0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                             28,000
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                             0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       28,000
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                       [ ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.05%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                       OO
------------ ----------------------------------------------------------------------------------------------------------------------

                                                                                                          13G

CUSIP NO.         067383109

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Westport Holdings, LLC
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                     (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Connecticut
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                35,000
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               35,000
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       35,000
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                       [ ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.07%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                       OO
------------ ----------------------------------------------------------------------------------------------------------------------

Item 1.  Name of Issuer and Address of Issuer's Principal Executive Offices:

(a)  Name of Issuer:
         C. R. Bard, Inc.

(b)  Address of Issuer's Principal Executive Offices:
         730 Central Avenue
         Murray Hill, NJ  07974

Item 2.

         (a)      Name of Person Filing:

                  (i)      ISP Investco LLC
                  (ii)     International Specialty Holdings Inc.
                  (iii)    International Specialty Products Inc.
                  (iv)     Samuel J. Heyman
                  (v)      Heyman Investment Associates Limited Partnership
                  (vi)     The Annette Heyman Foundation Inc.
                  (vii)    Westport Holdings, LLC



          (b)     Address of Principal Business Office or, if None, Residence:

                  The principal business office of each of the filing persons listed in Item 2(a) is as follows:

                  The principal business office of ISP Investco LLC, International Specialty Holdings Inc. and International Specialty Products Inc. is 300 Delaware Avenue, Suite 303, Wilmington, Delaware 19801.

                  The principal business office of Samuel J. Heyman is 1361 Alps Road, Wayne, New Jersey 07470.

                  The principal business office of Heyman Investment Associates Limited Partnership, The Annette Heyman Foundation Inc. and Westport Holdings, LLC is 333 Post Road West, Westport, Connecticut 06881.

         (c), (d) and (e) For information with respect to citizenship of each of the filing persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

Item 3. If this statement is filed pursuant to ss.ss. 240. 13d-1(b), or 240. 13d-2(b) or (c), check whether the person filing is a:

           (a)    [  ]     Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o)

           (b)    [  ]     Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c)

           (c)    [  ]     Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c)

           (d)    [  ]     Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e)    [  ]     An investment adviser in accordance with ss.
                           240.13d-1(b) (1) (ii) (E)

           (f)    [  ]     An employee benefit plan or endowment fund in
                           accordance with ss. 240.13d-1(b)(1)(ii)(F)

           (g)    [  ]     A parent holding company or control person in
                           accordance with ss. 240.13d-1(b)(1)(ii)(G)

           (h)    [  ]     A savings association as defined in Section 3 (b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i)    [ ]      A church plan that is excluded from the
                           definition of an investment company under section
                           3(c) (14) of the Investment Company Act of 1940 (15
                           U.S.C. 80a-3)

           (j)    [  ]     Group, in accordance with ss. 240.13d-1(b) (1) (ii)
                           (J).



Item 4. Ownership.

                  For information concerning the (a) number of shares beneficially owned by each filing person; (b) percent of class of shares such number represents; (c) number of shares to which such person has (i) sole voting power, (ii) shared voting power, (iii) sole dispositive power and (iv) shared dispositive power, see the appropriate cover page above.

Item 5. Ownership of Five Percent or Less of a Class.

     Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     ISP Investco LLC has granted to a trust the right to receive dividends from, and the right to receive the proceeds from the sale of, 156,311 shares of common stock of the Issuer beneficially owned by ISP Investco LLC.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
               Security Being Reported on By the Parent Holding Company.

     See Schedule A hereto.

Item 8. Identification and Classification of Members of the Group.

     Not Applicable

Item 9. Notice of Dissolution of Group.

     Not Applicable

Item 10. Certification.

     By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

         Dated: December 21 , 2001


         ISP Investco LLC
         By:  International Specialty Holdings Inc., its sole member


         By:      /s/   Susan B. Yoss
            --------------------------------------------------
              Susan B. Yoss
              Executive Vice President-Finance and Treasurer


         International Specialty Holdings Inc.


         By:      /s/   Susan B. Yoss
            --------------------------------------------------
              Susan B. Yoss
              Executive Vice President-Finance and Treasurer


         International Specialty Products Inc.


         By:      /s/   Susan B. Yoss
            --------------------------------------------------
              Susan B. Yoss
              Executive Vice President-Finance and Treasurer


                  /s/  Samuel J. Heyman
             --------------------------------------------------
              Samuel J. Heyman


         Heyman Investment Associates Limited Partnership


         By:      /s/  James R. Mazzeo
            --------------------------------------------------
              James R. Mazzeo
              Treasurer


         The Annette Heyman Foundation Inc.


         By:      /s/  James R. Mazzeo
            --------------------------------------------------
              James R. Mazzeo
              Treasurer


         Westport Holdings, LLC


         By:      /s/  Samuel J. Heyman
            --------------------------------------------------
              Samuel J. Heyman
              Manager

                                   SCHEDULE A




         International Specialty Products Inc. owns 100% of the outstanding common stock of International Specialty Holdings Inc. which, in turn, is the sole member of ISP Investco LLC.